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                                                   May 15, 2002

Host Marriott, L.P.
10400 Fernwood Road
Bethesda, Maryland 20817

     Re:  9 1/2% Series I Senior Notes due 2007 of Host Marriott, L.P.
          ------------------------------------------------------------

Ladies and Gentlemen:

     In connection with the issuance of $450,000,000 aggregate principal amount of 9 1/2% Series I Senior Notes due 2007 (the "Series I senior notes") by Host Marriott, L.P., a Delaware limited partnership (the "Company"), and guarantees thereof ("Guarantees" and together with the Series I senior notes, the "Securities") by certain subsidiaries of the Company (the "Subsidiary Guarantors") to be registered under the Securities Act of 1933, as amended, on a registration statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on January 10, 2002 (the "Registration Statement") relating to the offer by the Company to exchange its outstanding 9 1/2% Series H Senior Notes due 2007 for Series I senior notes, you have requested our opinion with respect to the matters set forth below.

     In our capacity as counsel of Host Marriott Corporation, the general partner of the Company, in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company and the Subsidiary Guarantors in connection with the authorization, issuance and sale of the Securities, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

     In our examination, we have assumed the genuiness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

     We are opining herein as to the effect on the subject transaction only of the Revised Uniform Limited Partnership Act of the State of Delaware and the Limited Liability Company Act of the State of Delaware, we express no opinion with respect to the


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         11400 Commerce Park Drive, Suite 200 - Reston, Virginia 20191
               TELEPHONE:  (703) 390-0900 - FAX:  (703) 390-0901
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Host Marriott, L.P.
May 15, 2002
Page 2


applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

     Capitalized terms used herein without definition have the meanings ascribed to them in the Registration Statements.

     Subject to the foregoing and other matters set forth herein, it is our opinion that as of the date hereof:

     (1) The Series I senior notes have been duly authorized by all necessary action of the Company, and when executed, authenticated and delivered by or on behalf of the Company against exchange therefor in accordance with the terms of the Indenture, will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

     (2) Each of the Guarantees has been duly authorized by all necessary action of the respective Subsidiary Guarantor, and when the Series I senior notes are executed, authenticated and delivered by or on behalf of the Company in accordance with the terms of the Indenture, will constitute legally valid and binding obligation of the respective Subsidiary Guarantor, enforceable against such Subsidiary Guarantor in accordance with its terms.

     The opinions rendered above relating to the enforceability of the Securities are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws and, with respect to the Guarantees, fraudulent conveyance, or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity of law, and the discretion of the court before which any proceeding therefor may be brought; (iii) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in the Indenture.

     In rendering the opinions above in paragraph (2), to the extent any Subsidiary Guarantor is organized under the laws of a jurisdiction other than Delaware, we have assumed with your permission that each of them is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and that the Indenture has been duly authorized, executed and delivered by such Subsidiary Guarantor in accordance with the laws of such jurisdiction.

     To the extent that the obligations of the Company and/or the Subsidiary Guarantors under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.
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Host Marriott, L.P.
May 15, 2002
Page 3



     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to us contained under the heading "Legal Matters."

                                         Very truly yours,


                                         /s/  Latham & Watkins